PRESS RELEASE

FOR IMMEDIATE RELEASE

Optimal Group Announces Share Consolidation

Montreal, Quebec, August 26, 2009—Optimal Group Inc. (NASDAQ:OPMR) today announced the consolidation of its issued and outstanding Class “A” shares.

On August 7, 2009, a special resolution of the shareholders of the Company (the “Special Resolution”) was adopted, approving an amendment to the articles of continuance of the Company to consolidate all issued and outstanding Class “A” shares on the basis that each holder of a Class “A” share shall receive one (1) Class “A” share for each five (5) Class “A” shares so consolidated. As provided in the Special Resolution, if, as a result of the share consolidation, a holder of Class “A” shares would be otherwise entitled to a fraction of a Class “A” share, the holder will receive one Class “A” share.

Articles of Amendment amending the Articles of Continuance of the Company to give effect to the Special Resolution were filed on August 26, 2009 and a Certificate of Amendment in respect of such Articles of Amendment was issued on August 26, 2009, being the effective date of the share consolidation.

Except for the change resulting from the adjustment for fractional shares, as described above, the change in the number of Class “A” shares outstanding that will result from the share consolidation will not affect any shareholder’s percentage ownership in the Company.

About Optimal Group

Optimal Group Inc. has operated and, through various subsidiaries, has actively managed a variety of businesses.

Optimal Group Inc. currently operates:

The WowWee group of companies, with operations in Hong Kong, Carlsbad, California, Brussels, Belgium and Montreal, Quebec.  WowWee Group Limited, based in Hong Kong, is a leading designer, developer, marketer and distributor of technology-based consumer robotic, toy and entertainment products.

For more information about Optimal, please visit the Company's website at www.optimalgrp.com.

Brad McKenna
Vice-President, Administration
Optimal Group Inc.
(514) 738-8885
bradir@optimalgrp.com